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                VALUE PROPERTY TRUST AND SUBSIDIARIES                   FORM 8-K


                         Wellsford Real Properties, Inc.
                   610 Fifth Avenue, New York, New York 10020
                         212-333-2300 FAX: 212-333-2323




FOR IMMEDIATE RELEASE:



                         WELLSFORD REAL PROPERTIES, INC.
                         TO ACQUIRE VALUE PROPERTY TRUST


NEW YORK, September 19, 1997 -- Wellsford Real Properties Inc. (AMEX: "WRP") and Value Property Trust (NYSE: "VLP") have entered into a definitive agreement for WRP to acquire VLP, a real estate investment trust, in a merger transaction for cash and stock currently valued at approximately $180 million, it was announced today by Jeffrey H. Lynford, Chairman of Wellsford and George R. Zoffinger, President and CEO of Value Property Trust.

         Pursuant to the terms of the Merger Agreement, WRP will pay to VLP shareholders approximately $130 million in cash and issue an aggregate of 3.35 million shares of its common stock resulting in each VLP shareholder receiving $11.58 in cash and 0.2984 common shares of WRP for each share of VLP. VLP primarily owns 21 properties (with 2.1 million SF) and currently has approximately $64 million in net cash. The portfolio is diversified both by property type and geographic location. Seven office/industrial properties with 600,000 SF are located in Southern California, and 14 office/industrial and retail properties with 1.5 million SF are located primarily throughout the mid-Atlantic region.

         The proposed acquisition, which will be accounted for as a purchase, is subject to certain closing conditions, and is expected to be completed by January 1998. Merrill Lynch & Co. Inc. represents VLP in this transaction.

         WRP also announced that it has entered into an agreement to sell, upon completion of the merger, for $65 million 13 of the VLP properties to Whitehall Street Real Estate Limited Partnership VII, a discretionary real estate fund affiliated with Goldman, Sachs & Co.

         WRP was founded to create and realize value by identifying and making opportunistic real estate investments through the direct acquisition, rehabilitation, development, financing and management of real properties and/or participation in these activities through the purchase of debt or equity securities of entities engaged in such real estate businesses.


Press Contact:             Jeffrey H. Lynford
                           Chairman
                           Wellsford Real Properties Inc.
                           (212) 333-2300

                           George R. Zoffinger
                           President and CEO
                           Value Property Trust
                           (908) 296-3082